Exhibit 99.2

P. O. Box 965, Valley Forge, PA 19482    (610) 337-7000

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	June 20, 2016
Shelly Oates, ext. 3202

AmeriGas Partners, L.P. Commences Cash Tender Offers for any and all of its Outstanding 6.25% Senior Notes Due 2019, 6.75% Senior Notes due 2020 and 6.50% Senior Notes due 2021

VALLEY FORGE, Pa., June 20 – AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) has commenced offers to purchase for cash any and all of the:

•	$450 million outstanding principal amount of its 6.25% Senior Notes due 2019 (CUSIP No. 030981AG9)

•	$550 million outstanding principal amount of its 6.75% Senior Notes due 2020 (CUSIP No. 03077JAA8)

•	$270 million outstanding principal amount of its 6.50% Senior Notes due 2021 (CUSIP No. 030981AF1); Collectively (the “Notes”).

The tenders offers are being made upon terms and subject to the conditions set forth in the Offers to Purchase, dated June 20, 2016, and a related Letter of Transmittal and Notice of Guaranteed delivery, which set forth the terms and conditions of the tender offers in full detail.

Notes validly tendered and not validly withdrawn at or prior to 5 p.m. New York City time on June 24, 2016 (the “Expiration Date”) will be eligible to receive the following purchase price per $1,000 principal amount of Notes Tendered:

•	$1,023.25 for the 6.25% Senior Notes due 2019

•	$1,037.40 for the 6.75% Senior Notes due 2020

•	$1,036.00 for the 6.50% Senior Notes due 2021

Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the tender offer.

Tendered Notes can only be withdrawn before 5 p.m., New York City time on the Expiration Date (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their Notes may not withdraw such Notes unless AmeriGas Partners is required to extend withdrawal rights under applicable law.

AmeriGas Partners expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the tender offers at any time prior to the Expiration Date. The tender offers are subject to the satisfaction of various conditions set forth in the Offers to Purchase, including the receipt by AmeriGas Partners of proceeds from a proposed debt financing on terms reasonably satisfactory to AmeriGas Partners.

BofA Merrill Lynch is acting as the sole dealer manager for the tender offers. The depositary and information agent for the tender offers is D.F. King & Co., Inc. Questions regarding the tender offers may be directed to BofA Merrill Lynch, (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Requests for copies of the Offers to Purchase and related documents may be directed to D.F. King & Co., Inc. (800) 283-3192 (toll free) and (212) 269-5550 (for banks and brokers) or by visiting www.dfking.com/amerigas.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offers are being made solely by means of the tender offer documents, including the Offers to Purchase that AmeriGas Partners is distributing to holders of Notes. The tender offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K, as amended, for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-06	###	6/20/16